Exhibit 99.1

PRESS RELEASE

FLEX ANNOUNCES CHANGE IN THE FINANCING

CONDITION UNDER ITS TENDER OFFER FOR
ANY AND ALL 4.625% NOTES DUE 2020

San Jose, Calif., May 30, 2019 — Flex (Nasdaq: FLEX) today announced that it has amended the financing condition for its previously-announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.625% Notes due 2020 (the “2020 Notes”).  In addition to the other terms and conditions of the Tender Offer, the Tender Offer is now subject to the successful completion by Flex of its previously-announced offering (the “Offering”) of $450 million aggregate principal amount of 4.875% notes due 2029 (the “New Notes”).  The Company intends to use the net proceeds from the Offering, together with available cash, to effect the repurchase of the 2020 Notes validly tendered and accepted for purchase pursuant to the Tender Offer and the redemption, in accordance with the terms of the indenture governing the 2020 Notes, of any and all 2020 Notes remaining outstanding after the Tender Offer, including the payment of any premiums, accrued interest and costs and expenses incurred in connection with the foregoing. If any 2020 Notes remain outstanding after the consummation of the Tender Offer, Flex expects (but is not obligated) to redeem such 2020 Notes in accordance with the terms and conditions set forth in the related indenture. The Offering is not conditioned on the completion of the Tender Offer.

The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated May 30, 2019 (the “Offer to Purchase”) and the related letter of transmittal and notice of guaranteed delivery (collectively, the “Offer Documents”), subject to the above-described amendment to the financing condition.

The Tender Offer will expire at 5:00 p.m., New York City time, on June 5, 2019, unless extended or earlier terminated as described in the Offer to Purchase.

The Company has engaged J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. to act as dealer managers (collectively, the “Dealer Managers”) in connection with the Tender Offer, and has appointed D.F. King & Co., Inc. (“DF King”) to serve as the tender agent and information agent for the Tender Offer. Copies of the Offer Documents are available via the Tender Offer website at www.dfking.com/flex or by contacting DF King in New York via email at flex@dfking.com or via telephone at (212) 269-5550 (banks and brokers) or (800) 967-4607 (all others).  Questions regarding the terms of the Tender Offer should be directed to J.P. Morgan Securities LLC at (212) 834-8553 (collect) or (866) 834-4666 (toll-free), Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (toll-free) or BNP Paribas Securities Corp. at (212) 841-3059 (collect) or (888) 210-4358 (toll-free).

None of Flex, its board of directors, the Dealer Managers, DF King or the trustee for the 2020 Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any 2020 Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their 2020 Notes and, if so, the principal amount of 2020 Notes to tender.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any of the 2020 Notes, or an offer to sell or a solicitation of an offer to purchase the New Notes pursuant to the Offering nor is it a solicitation for acceptance of the Tender Offer, nor shall it constitute a notice of redemption under the indenture governing the 2020 Notes. Flex is making the Tender Offer only by, and pursuant to the terms of, the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds intelligent products globally. With approximately 200,000 employees across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes across industries and markets.

Contacts

Kevin Kessel, CFA

Vice President, Investor Relations

(408) 576-7985

kevin.kessel@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to the Offering, the Tender Offer and any potential redemption of 2020 Notes not tendered in the Tender Offer. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements, including the risk that the Tender Offer, the Offering or the redemption of the 2020 Notes may not be completed on the proposed terms, or at all. Readers are cautioned not to place undue reliance on these forward-looking statements. The following risks, among others, could affect our business and financial performance: future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings; compliance with legal and regulatory requirements; the possibility that benefits of our restructuring actions may not materialize as expected; the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; the impact of component shortages, including their impact on our revenues; geopolitical risk, including the termination and renegotiation of international trade agreements and trade policies, including the impact of tariffs and related regulatory actions; recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; the effects that the current macroeconomic environment could have on our business and demand for our products; and the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.

Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements, except as required by law.